EXHIBIT 12.1

                                CINERGY CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                          Three
                                         Months
                                          Ended              12 Months Ended December 31
                                        March 31, ------------------------------------------------
                                          1999      1998      1997      1996      1995      1994
                                        --------  --------  --------  --------  --------  --------

Earnings Available
  Net Income                            $127,245  $260,968  $362,638  $334,797  $347,182  $191,142
  Plus:
     Preferred dividend requirements       1,364     6,517    12,569    23,180    30,853    35,559
     Income Taxes                         77,564   117,187   213,000   198,736   214,071   141,572
     Interest on LOng-Term Debt           50,077   183,849   181,772   190,617   213,911   219,248
     Other Interest                       12,648    67,219    59,947    31,169    20,826    20,370
     Interest Component of Rents(a)        2,690    10,760    10,482     9,494    10,039    10,552
                                        --------  --------  --------  --------  --------  --------
          Total Available               $271,588  $646,500  $840,408  $787,993  $836,882  $618,443
                                        ========  ========  ========  ========  ========  ========
Fixed Charges
  Interest Charges                      $ 82,725  $251,068  $241,719  $221,786  $234,737  $239,618
  Interest Component of Rents(a)           2,690    10,760    10,482     9,494    10,039    10,552
                                        --------  --------  --------  --------  --------  --------
     Total Fixed Charges                $ 65,415  $261,828  $252,201  $231,280  $244,776  $250,170
                                        ========  ========  ========  ========  ========  ========
Ratio of Earnings to Fixed Charges          4.15      2.47      3.33     3.41       3.42      2.47
                                        ========  ========  ========  ========  ========  ========

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(a) Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined.
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